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                                                   FILED PURSUANT TO RULE 424(b)
                                                           FILE NUMBER 333-72182


                             ARCH CAPITAL GROUP LTD.

                   PROSPECTUS SUPPLEMENT DATED JULY 15, 2003
                                       TO
            PROSPECTUSES DATED OCTOBER 24, 2001 AND JANUARY 8, 2002


     This prospectus supplement supplements our prospectuses dated October 24, 2001 and January 8, 2002 relating to the reoffers and resales of our common shares, par value $.01 per share, issued or issuable under our Long Term Incentive Plan for New Employees (the "PLAN"). This prospectus supplement sets forth a list of the current selling Shareholders and updates the number of common shares available to be resold by each selling shareholder under the Plan. This prospectus supplement should be read in conjunction with the prospectuses and this prospectus supplement is qualified by reference to the prospectuses except to the extent that the information contained herein supersedes the information contained in the prospectuses.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information concerning the selling shareholders as of July 15, 2003. Except as disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us:

                                                                                           MAXIMUM NUMBER OF SHARES
                                                                     SHARES OWNED          OWNED AND/OR SUBJECT TO
                               POSITION WITH                         PRIOR TO              OUTSTANDING OPTIONS WHICH
NAME                           THE COMPANY                           OFFERING              MAY BE OFFERED HEREBY (1)
----                           -------------                         ------------          -------------------------
Dwight R. Evans                President of Arch Reinsurance           202,397 (2)         150,000 (2)
                               Ltd. ("Arch Re Bermuda")
Marc Grandisson                Senior Vice President, Chief             69,994 (3)          50,000 (3)
                               Underwriting Officer and Chief
                               Actuary of Arch Re (Bermuda)
Paul B. Ingrey                 Chairman and Chief Executive            950,901 (4)         844,814 (4)
                               Officer of Arch Re (Bermuda)
                               and Director
Constantine Iordanou           President and Chief Executive           809,491 (5)         805,291 (5)
                               Officer of Arch Capital Group
                               (U.S.) Inc. and Director
John M. Pasquesi               Executive Vice Chairman               1,550,687 (6)         375,473 (6)
John F. Rathgeber              Managing Director and Chief              82,698 (7)          75,000 (7)
                               Operating Officer of Arch
                               Reinsurance Company
John D. Vollaro                Executive Vice President,               142,350 (8)         135,000 (8)
                               Chief Financial Officer and
                               Treasurer

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(1)  Represents the number of common shares issued or issuable under the Plan to each selling shareholder. Does not constitute a commitment to sell any or all of the stated number of common shares. The number of shares offered shall be determined from time to time by each selling shareholder at his discretion.

(2) Amounts include (a) 56,749 common shares owned directly by Mr. Evans (including 53,578 restricted shares which are subject to vesting), (b) 125,000 common shares issuable upon exercise of stock options (50,000 of such shares are issuable upon exercise of stock options which are subject to vesting) and (c) 20,648 common shares issuable upon conversion of series A convertible preference shares ("preference shares").

(3) Amounts include (a) 19,589 common shares owned directly by Mr. Grandisson (including 15,389 restricted shares which are subject to vesting), (b) 37,500 common shares issuable upon exercise of stock options (12,500 of such shares are issuable upon exercise of stock options which are subject to vesting) and (c) 12,905 common shares issuable upon conversion of preference shares.

(4) Amounts include (a) 425,252 common shares owned directly by Mr. Ingrey (including 422,407 restricted shares which are subject to vesting), (b) 422,407 common shares issuable upon exercise of stock options (140,803 of such shares are issuable upon exercise of stock options which are subject to vesting) and (c) 103,242 common shares issuable upon conversion of preference shares.

(5) Amounts include (a) 384,491 common shares owned directly by Mr. Iordanou (including 325,000 restricted shares which are subject to vesting and 4,200 common shares owned directly by Mr. Iordanou's children) and (b) 425,000 common shares issuable upon exercise of stock options (141,667 of such shares are issuable upon exercise of stock options which are subject to vesting). In addition, Mr. Iordanou holds 17,668 restricted common share units (13,251 of such units are subject to vesting) which will be settled in common shares of Arch Capital Group Ltd. upon termination of Mr. Iordanou's employment. Mr.Iordanou disclaims beneficial ownership of all shares owned by his children.

(6) Amounts include (a) 37,110 common shares owned directly by Otter Capital, LLC, for which Mr. Pasquesi serves as the managing member, (b) 1,126,419 common shares issuable upon exercise of stock options (375,473 of such shares are issuable upon exercise of stock options which are subject to vesting) and (c) 387,158 common shares issuable upon conversion of preference shares.

(7) Amounts include (a) 17,698 common shares owned directly by Mr. Rathgeber (including 12,773 restricted shares which are subject to vesting) and (b) 65,000 common shares issuable upon exercise of stock options (21,673 of such shares are issuable upon exercise of stock options which are subject to vesting).

(8) Amounts include (a) 57,350 common shares owned directly by Mr. Vollaro (including 55,512 restricted shares which are subject to vesting) and (b) 85,000 common shares issuable upon exercise of stock options (28,333 of such shares are issuable upon exercise of stock options which are subject to vesting).

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     Information concerning the selling shareholders may change from time to time and will be set forth in future supplements. Accordingly, the identity of the selling shareholders may change and the number of shares of common shares offered hereby may increase or decrease. Full copies of the prospectus will be provided upon request.

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